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    Rule14a-6(e)(2))


                             RURAL/METRO CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                          IF OTHER THAN THE REGISTRANT)


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
The following is a press release issued by Rural/Metro Corporation on November 14, 2002.

CONTACT: Liz Merritt, Rural/Metro Corporation, (480) 606-3337 FD Morgen-Walke, Investor Relations
               Jim Byers (investors), (415) 439-4504
               Christopher Katis (media), (415) 439-4515


FOR IMMEDIATE RELEASE

RURAL/METRO POSTS $3.8 MILLION NET INCOME FOR FISCAL 2003
FIRST QUARTER; EPS $0.21 CENTS FROM CONTINUING OPERATIONS

     *    8% GAIN IN DOMESTIC REVENUE OVER PRIOR YEAR
     *    33% INCREASE IN DOMESTIC EBITDA OVER PRIOR YEAR
     *    DAYS' SALES OUTSTANDING DROPS TO 71 DAYS

     SCOTTSDALE, ARIZ. (Nov. 14, 2002) - Rural/Metro Corporation (Nasdaq: RURL), a leading national provider of medical transportation and fire protection services, announced today the results of its fiscal 2003 first quarter, which ended September 30, 2002.

     The company reported the following first-quarter results from continuing operations: Net revenue of $125.6 million, compared to $116.5 million in net revenue for the same period of the prior year. Net income was $3.8 million, and earnings before interest, taxes, depreciation and amortization (EBITDA) was $13.2 million, compared to a net loss of $990,000 and EBITDA of $9.9 million in the first quarter of fiscal 2002. The company generated earnings per fully diluted share of $0.21 cents, compared to a loss of $0.07 cents per share for the same period of last year.

     The company posted $12.3 million in net income from discontinued operations in Latin America, which included a $12.5 million gain from the first-quarter divestiture of those operations. The transaction was finalized on September 27, 2002 and included the company's operations in Argentina and Bolivia for consideration of assumed liabilities. Including the Latin American transaction, the company's first-quarter net income was $16.1 million, with corresponding EBITDA of $25.6 million, and fully diluted earnings per share of $0.91 cents.

     The company attributed its progress to continuing advancements in operational and billing efficiencies, as well as revenue growth in medical transportation and wildland firefighting services. Same-service-area revenue growth among the company's medical transportation divisions increased 9 percent over fiscal 2002 levels.

     Jack Brucker, President and Chief Executive Officer, said, "First-quarter results reflect our ongoing efforts to enhance operational efficiencies and leverage our reputation and presence in growing regional marketplaces. We are pleased with the progress and will continue to devote our full attention to achieving our goals throughout fiscal 2003."

     A series of significant contract renewals were awarded during the quarter, in addition to the start of a new, 911 EMS contract in Forsyth County, Georgia. Medical transportation contract renewals included Rochester, New York; and Knox County, Tennessee. Additionally, the company's National Fire Safety Division won a new contract to provide aircraft rescue and fire fighting services to McClellen-Palomar Airport in Carlsbad, California, and renewed key fire protection contracts with CITGO Petroleum Corp., Sikorsky Aircraft Corp., and the Port Columbus (Ohio) International Airport.

     Cash collection performance continued to trend positively during the quarter, with average days' sales outstanding (DSO) improving to 71 days, compared to an average of 76 days for the same period a year ago. "We continue to strengthen and enhance our billing and collections systems, placing particular emphasis on pre-screening non-emergency requests for medical transports and redoubling our collections efforts on private-pay accounts," Brucker said.

     At the close of the first quarter, the company also finalized an agreement to amend its $152 million credit facility and extend the maturity date to December 31, 2004. The facility requires no principal amortization until maturity, is unsecured, and returns the company to full covenant compliance. Additionally, it carries an adjustable LIBOR-based interest rate, which was approximately 8.8 percent at the commencement of the loan. In conjunction with the agreement, the company's bank group became 10-percent equity holders through a grant of preferred shares that are automatically convertible, with stockholder approval, to common shares.

     Brucker continued, "This solution is a very important step in our ongoing plan to maintain financial strength while positioning the company to capitalize on future growth opportunities, particularly in the medical transportation sector."

     Stockholder approval to convert lenders' preferred shares to fully diluted common shares will be sought at the company's next annual meeting. "Management believes the amended credit facility is a key link in the company's long-term path to success," Brucker explained. "It will enable us to continue to strengthen the fundamentals of our core business, expand in good-performing regional service areas, and selectively pursue contract opportunities in new markets. For these reasons, we believe it is vital that the Company's stockholders approve the upcoming proposal."

                   Q1 `02       Q2 `02        Q3 `02       Q4 `02       Q1 `03
                  (9/30/01)   (12/31/01)     (3/31/02)    (6/30/02)    (9/30/02)
                  ---------   ----------     ---------    ---------    ---------
REVENUE FROM
CONTINUING         $116.5       $114.3        $120.5       $120.3       $125.6
OPERATIONS         million      million       million      million      million

AVERAGE EMS
PATIENT CHARGE
(NET/NET)          $267         $271          $281         $284         $287

DOMESTIC EMS
TRANSPORTS         265,076      256,292       265,207      259,090      263,194

AVERAGE
DSO (YTD)          76           75            74           74           71

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE SUFFICIENCY OF THE COMPANY'S CASH RESOURCES; THE ABILITY TO SUSTAIN OPERATING CASH FLOW; SECURE NEW CONTRACTS; RETAIN EXISTING CONTRACTS; IMPROVE EARNINGS AND OPERATING MARGINS; FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS; THE COMPANY'S ABILITY TO MAINTAIN COMPLIANCE WITH COVENANT AND OTHER REQUIREMENTS OF ITS CREDIT FACILITY; AND EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The Company intends to file a preliminary proxy statement regarding the conversion proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Company and the conversion proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Company's annual, quarterly and special reports at the SEC's web site at www.sec.gov. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the conversion proposal. Information regarding the security ownership and other interests of the Company's executive officers and directors will be included in the definitive proxy statement.

                             RURAL/METRO CORPORATION
                           CONSOLIDATED BALANCE SHEET
                   AS OF SEPTEMBER 30, 2002 AND JUNE 30, 2002
                                 (In Thousands)

                                                     September 30,    June 30,
                                                         2002           2002
                                                       ---------      ---------
                                                      (Unaudited)

                                     ASSETS
CURRENT ASSETS
  Cash                                                 $   4,417      $   9,828
  Accounts receivable, net                                97,736         99,115
  Inventories                                             11,666         12,220
  Prepaid expenses and other                               8,750          9,015
                                                       ---------      ---------
     Total current assets                                122,569        130,178
                                                       ---------      ---------

PROPERTY AND EQUIPMENT, net                               46,524         48,532

GOODWILL                                                  41,167         41,244

OTHER ASSETS                                              23,703         17,484
                                                       ---------      ---------

        Total assets                                   $ 233,963      $ 237,438
                                                       =========      =========

  LIABILITIES, REDEEMBABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable                                     $  10,135         11,961
  Accrued liabilities                                     53,934         73,719
  Deferred subscription fees                              15,632         15,409
  Current portion of long-term debt                        1,543          1,633
                                                       ---------      ---------
     Total current liabilities                            81,244        102,722
                                                       ---------      ---------

LONG-TERM DEBT, net of current portion                   306,288        298,529

OTHER LIABILTIES                                             408            477

DEFERRED INCOME TAXES                                        650            650
                                                       ---------      ---------

        Total liabilities                                388,590        402,378
                                                       ---------      ---------

MINORITY INTEREST                                            379            379
                                                       ---------      ---------

REDEEMABLE PREFERRED STOCK                                 4,189             --
                                                       ---------      ---------
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock                                               164            159
  Additional paid-in capital                             138,760        138,470
  Accumulated deficit                                   (296,880)      (313,025)
  Accumulated other comprehensive income                      --         10,316
  Treasury stock                                          (1,239)        (1,239)
                                                       ---------      ---------
        Total stockholders' deficit                     (159,195)      (165,319)
                                                       ---------      ---------

                                                       $ 233,963      $ 237,438
                                                       =========      =========

                             RURAL/METRO CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
             For the three months ended September 30, 2002 and 2001
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                          2002         2001
                                                                        ---------    ---------
NET REVENUE                                                             $ 125,565    $ 116,474
                                                                        ---------    ---------
OPERATING EXPENSES
     Payroll and employee benefits                                         71,112       68,321
     Provision for doubtful accounts                                       18,725       16,738
     Depreciation and amortization                                          3,440        4,031
     Other operating expenses                                              22,534       21,530
                                                                        ---------    ---------
         Total operating expenses                                         115,811      110,620
                                                                        ---------    ---------

OPERATING INCOME                                                            9,754        5,854
     Interest expense, net                                                 (5,886)      (6,824)
     Other                                                                     --           --
                                                                        ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND THE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                                   3,868         (970)
  INCOME TAX PROVISION                                                        (55)         (20)
                                                                        ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                                 3,813         (990)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (including
  gain on disposal of Latin American operations of
  $12,488 in 2002)                                                         12,332         (200)
                                                                        ---------    ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                                  16,145       (1,190)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                            --      (49,513)
                                                                        ---------    ---------

NET INCOME (LOSS)                                                       $  16,145    $ (50,703)
                                                                        =========    =========
INCOME (LOSS) PER SHARE
  Basic-
    Income (loss) from continuing operations before
      cumulative effect of change in accounting principle               $    0.24    $   (0.07)
    Income (loss) from discontinued operations                               0.77        (0.01)
                                                                        ---------    ---------
    Income (loss) before cumulative effect of change in
       accounting principle                                                  1.01        (0.08)
    Cumulative effect of change in accounting principle                        --        (3.29)
                                                                        ---------    ---------

    Net income (loss)                                                   $    1.01    $   (3.37)
                                                                        =========    =========
  Diluted-
    Income (loss) from continuing operations before cumulative
      effect of change in accounting principle                          $    0.21    $   (0.07)
    Income (loss) from discontinued operations                               0.70        (0.01)
                                                                        ---------    ---------
    Income (loss) before cumulative effect of change in
      accounting principle                                              $    0.91    $   (0.08)
    Cumulative effect of change in accounting principle                        --        (3.29)
                                                                        ---------    ---------

    Net income (loss)                                                   $    0.91    $   (3.37)
                                                                        =========    =========
AVERAGE NUMBER OF
  SHARES OUTSTANDING -BASIC                                                15,994       15,031
                                                                        =========    =========
AVERAGE NUMBER OF
  SHARES OUTSTANDING - DILUTED                                             17,778       15,031
                                                                        =========    =========

                             RURAL/METRO CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

                                   (Unaudited)
                                 (In thousands)

                                                                             2002        2001
                                                                           --------    --------
CASH FLOW FROM OPERATING ACTIVITIES
  Net income (loss)                                                        $ 16,145    $(50,703)
  Adjustments to reconcile net income (loss) to cash
    used in operating activities--
    Non-cash portion of gain on disposition of Latin American operations    (13,732)         --
    Cumulative effect of a change in accounting principle                        --      49,513
    Depreciation and amortization                                             3,448       4,331
    (Gain) loss on sale of property and equipment                              (172)         57
    Provision for doubtful accounts                                          18,725      16,886
    Equity earnings net of distributions received                              (877)       (104)
    Amortization of debt discount                                                 6           6
    Change in assets and liabilities -
      Increase in accounts receivable                                       (17,926)    (19,045)
      Decrease in inventories                                                   493          23
      Decrease in prepaid expenses                                               71          88
      (Increase) decrease in other assets                                       708        (965)
      Increase (decrease) in accounts payable                                (1,791)      2,490
      Decrease in accrued liabilities and other liabilities                  (8,324)     (7,856)
      Increase (decrease) in non-refundable subscription income                 224         (49)
                                                                           --------    --------
          Net cash used in operating activities                              (3,002)     (5,328)
                                                                           --------    --------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures                                                       (2,011)     (1,501)
  Proceeds from the sale of property and equipment                              214         332
                                                                           --------    --------
          Net cash used in investing activities                              (1,797)     (1,169)
                                                                           --------    --------
CASH FLOW FROM FINANCING ACTIVITIES
  Repayments on revolving credit facility                                        --         (13)
  Repayment of debt and capital lease obligations                              (356)       (443)
  Cash paid for debt issuance costs                                            (391)         --
  Issuance of common stock                                                      156         153
                                                                           --------    --------
          Net cash used in financing activities                                (591)       (303)
                                                                           --------    --------

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH                                (21)        (40)
                                                                           --------    --------

DECREASE IN CASH                                                             (5,411)     (6,840)

CASH, beginning of period                                                     9,828       8,699
                                                                           --------    --------

CASH, end of period                                                        $  4,417    $  1,859
                                                                           ========    ========